T. Rowe Price Goldman Sachs All Equity Access Fund N-2/A

Exhibit 99.(g)

MASTER INVESTMENT ADVISORY AND SERVICES AGREEMENT

Between

Each Fund Listed on Appendix A

and

T. ROWE PRICE ASSOCIATES, INC.

This INVESTMENT ADVISORY AND SERVICES AGREEMENT, made as of August 3, 2026, by and between each fund listed on Exhibit A (each, a “Fund”), signing separately and not jointly, each a statutory trust organized and existing under the laws of the State of Delaware, and T. ROWE PRICE ASSOCIATES, INC. (the “Manager”), a corporation organized and existing under the laws of the State of Maryland.

W I T N E S S E T H:

WHEREAS, each Fund is registered as a closed-end management investment company under the Investment Company Act of 1940, as amended (the “Act”), that operates as an interval fund pursuant to Rule 23c-3 under the Act; and

WHEREAS, the Manager is engaged principally in the business of rendering investment advisory and administration services and is registered with the U.S. Securities and Exchange Commission (“SEC”) as an investment adviser under the Investment Advisers Act of 1940, as amended; and

WHEREAS, each Fund desires the Manager to render management and investment advisory and administration services to the Fund in the manner and on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, the parties hereto agree as follows:

1.     Duties and Responsibilities of Manager.

A.    Investment Management Services. The Manager shall act as investment manager and shall supervise and direct the investments of each Fund in accordance with each Fund’s investment objective, program and restrictions as provided in the Fund’s prospectus, as amended from time to time, and such other limitations as the Fund may impose by notice in writing to the Manager. The Manager shall obtain and evaluate such information relating to the economy, industries, businesses, securities markets, and securities as it may deem necessary or useful in the discharge of its obligations hereunder; and shall formulate and implement a continuing program for the management of the assets and resources of the Fund in a manner consistent with the Fund’s investment objective. In furtherance of this duty, the Manager, as agent and attorney-in-fact of each Fund, is authorized, in its discretion and without prior consultation with the Fund, to:

(1)      buy, sell, exchange, convert, lend, and otherwise trade in any stocks, bonds, and other securities or assets, including registered investment funds, unregistered investment funds, and/or other investment vehicles (“Underlying Funds”);

(2)      place orders and negotiate the commissions (if any) for the execution of transactions in securities with or through such brokers, dealers, underwriters, or issuers as the Manager may select;

(3)      perform due diligence on prospective portfolio companies and Underlying Funds and make, execute, sign, acknowledge, and deliver all subscription and other agreements, contracts, and undertakings relating to such investments on behalf of the Fund;

(4)      vote proxies, exercise conversion or subscription rights, and respond to tender offers and other consent solicitations with respect to the securities in which the Fund’s assets may be invested provided such materials have been forwarded to the Manager in a timely fashion by the Fund’s custodian;

(5)      serve on, and exercise observer rights for, boards of directors and similar committees of the Fund’s portfolio companies; and

(6)      negotiate, obtain and manage financing facilities and other forms of leverage.

If it is necessary or appropriate for the Manager to make investments on behalf of the Fund through a special purpose vehicle, the Manager shall have authority to create or arrange for the creation of such special purpose vehicle and to make such investments through such special purpose vehicle.

B.    Administrative and Other Services. The Manager shall maintain the existence and records of each Fund; maintain the registrations and qualifications of each Fund’s Shares under federal and state law; monitor the financial, accounting, and administrative functions of each Fund; maintain liaison with the various agents employed for the benefit of each Fund by that Fund (including the Fund’s transfer agent, fund accountant, custodian, independent accountants, and legal counsel); assist in the coordination of their activities on behalf of each Fund; make reports to the Board of its performance of obligations hereunder and furnish advice and recommendations with respect to such other aspects of the business and affairs of each Fund as it shall determine to be desirable; maintaining each Fund’s compliance program with respect to applicable rules and regulations; and generally monitor compliance with investment policies and restrictions as set forth in filings made by each Fund under the federal securities laws. For the avoidance of doubt, the Manager shall not be obligated to perform the services for each Fund required to be provided by such various agents employed for the benefit that Fund.

C.    Reports to Fund. The Manager shall furnish to or place at the disposal of each Fund such information, reports, evaluations, analyses, and opinions as they may, at any time or from time to time, reasonably request or as the Manager may deem helpful to the Fund.

D.    Reports and Other Communications to Fund Shareholders. The Manager shall assist in developing all general shareholder communications, including regular shareholder reports.

E.     Fund Personnel. The Manager agrees to permit individuals who are officers or employees of the Manager to serve (if duly elected or appointed) as officers, trustees, members of any committee of trustees, members of any advisory board, or members of any other committee of each Fund, without remuneration or other cost to the Funds.

F.     Personnel, Office Space, and Facilities of Manager. The Manager at its own expense shall furnish or provide and pay the cost of such office space, office equipment, office personnel, and office services as the Manager requires in the performance of its investment advisory and other obligations under this Agreement.

2.    Expenses. Each Fund bears all expenses incurred in connection with its operations, other than those specifically required to be borne by the Manager and other service providers pursuant to their agreements with that Fund. Except as specifically provided below, all investment professionals and staff of the Manager, when and to the extent engaged in providing investment advisory services to the Fund, and the base compensation, salaries, bonus and benefits, rent, utilities, insurance, payroll taxes, bonuses, employee benefits, furnishings, telecommunications and certain information services and certain office expenses, including office supplies and equipment and other similar expenses and the other routine overhead expenses, of such personnel allocable to such services will be provided and paid for by the Manager. Each Fund will bear all other costs and expenses of its operations, administration and transactions, including, but not limited to:

(1)     Expenses associated with the Fund’s allocable share of investments in Underlying Funds, including investment advisory fees, performance fees and/or carried interest, and expenses associated the Underlying Funds’ operation and administration, including any fees charged by the Underlying Funds’ service providers;

(2)       Investment advisory, administration and services fees, to the Manager, pursuant to this Agreement;

(3)      Out-of-pocket administration and other expenses paid for and/or advanced by the Manager on behalf of the Fund in connection with the provision of its administrative obligations under this Agreement; and

(4)      All other expenses of the Fund’s operations, administration and transactions including, without limitation, those relating to:

a.	organization and offering fees, costs and expenses associated with the offering of the Fund (including legal, accounting (including expenses of in-house legal, accounting, tax and other administrative professionals of the Manager), printing, mailing, subscription processing and filing fees, costs and expenses (including “blue sky” laws and regulations) and other offering fees, costs and expenses, including fees, costs and expenses associated with technology integration between the Fund’s systems and those of participating intermediaries, diligence expenses of participating intermediaries, fees, costs and expenses in connection with preparing the preparation of the Fund’s governing documents, prospectus, sales materials and other marketing expenses, design and website fees, costs and expenses, fees, costs and expenses of the Fund’s escrow agent, transfer agent and sub-transfer agent, fees, costs and expenses to attend retail seminars sponsored by participating intermediaries and fees, costs, expenses and reimbursements for travel, meals, accommodations, entertainment and other similar expenses related to meetings or events with prospective investors, intermediaries, registered investment advisors or financial or other advisors to the extent permissible under the Fund’s Distribution and Shareholder Services Plan;

b.	all taxes, fees, costs, and expenses, retainers and/or other payments of accountants, legal counsel, advisors (including tax advisors), administrators, auditors, investment bankers, administrative agents, paying agents, depositaries, custodians, trustees, sub-custodians, operating partners, deal sourcers, and other professionals to the extent they are providing services to the Fund not contemplated hereunder (including, for the avoidance of doubt, the costs and charges allocable with respect to the provision of internal legal, tax, accounting, technology, portfolio reconciliation, portfolio compliance and reporting or other services or that are otherwise related to the implementation, maintenance and supervision of the procedures relating to the books and records of the Fund and any personnel related thereto); fees, costs, and expenses herein include (x) fees, costs and expenses for time spent by its in-house attorneys and tax advisors that provide legal advice and/or services to the Fund or its portfolio companies on matters related to potential or actual investments and transactions and the ongoing operations of the Fund and (y) fees, costs and expenses incurred to provide administrative and accounting services to the Fund, and fees, costs, expenses and charges incurred directly by the Fund or affiliates in connection with such services, in each case, (I) that are specifically charged or specifically allocated or attributed by the Manager, with the oversight of the Board, to the Fund and (II) provided that any such amounts shall not be greater than what would be paid to an unaffiliated third party for substantially similar advice and/or services of the same skill and expertise, in accordance with the Manager’s expense allocation policy);

c.	all fees, costs, expenses of calculating the Fund’s net asset value, including the cost of any third-party valuation services;

d.	all fees, costs, expenses of effecting any sales and repurchases of the Shares and other securities;

e.	any fees, costs and expenses payable under any managing dealer and selected intermediary agreements, if any, to the extent permissible under the Fund’s Distribution and Shareholder Services Plan;

f.	all interest and fees, costs and expenses arising out of all borrowings, guarantees and other financings or derivative transactions (including interest, fees and related legal expenses) made or entered into by the Fund, including, but not limited to, the arranging thereof and related legal expenses;

g.	all fees, costs and expenses of any loan servicers and other service providers and of any custodians, lenders, investment banks and other financing sources;

h.	all fees, costs and expenses incurred in connection with the formation or maintenance of entities or vehicles, including special purpose vehicles, to hold the Fund’s assets for tax or other purposes;

i.	all fees, costs and expenses of derivatives and hedging;

j.	all brokerage fees, costs and expenses, hedging fees, costs and expenses, prime brokerage fees, costs and expenses, custodial fees, costs and expenses, agent bank and other bank service fees, costs and expenses; distribution fees, costs and expenses, commissions, appraisal fees, commitment fees and underwriting fees, costs and expenses to the extent permissible under the Fund’s Distribution and Shareholder Services Plan; fees, costs and expenses of any lenders, investment banks and other financing sources, and other transactional costs, fees and expenses actually incurred in connection with disposing of actual investments (including, without limitation, any costs or expenses relating to currency conversion in the case of investments denominated in a currency other than U.S. dollars) and expenses arising out of trade settlements (including any delayed compensation expenses);

k.	any financing, legal, filing, auditing, tax, accounting, compliance, loan administration, engineering, data-related and other professional fees, costs and expenses in connection therewith (to the extent the Manager is not reimbursed by a prospective or actual issuer of the applicable investment or other third parties or capitalized as part of the acquisition price of the transaction) and any fees, costs and expenses related to the organization or maintenance of any vehicle through which the Fund directly or indirectly participates in the acquisition, holding and/or disposition of investments or which otherwise facilitate the Fund’s investment activities, and/or in connection with the maintenance and operation of such vehicle;

l.	all transfer agent, sub-transfer agent, dividend agent and custodial fees, costs and expenses;

m.	all federal and state registration fees, franchise fees, any stock exchange listing fees and fees payable to rating agencies;

n.	independent trustees’ fees and expenses including travel, lodging and meal expenses, and any legal counsel or other advisors retained by, or at the discretion or for the benefit of, the independent trustees;

o.	costs of preparing financial statements and maintaining books and records, costs of Sarbanes-Oxley Act of 2002 compliance and attestation and costs of preparing and filing reports or other documents with the SEC, Financial Industry Regulatory Authority, U.S. Commodity Futures Trading Commission (“CFTC”) and other regulatory bodies and other reporting and compliance costs, including registration and exchange listing and the costs associated with reporting and compliance obligations under the Act and any other applicable federal and state securities laws, and the compensation of professionals responsible for the foregoing;

p.	all fees, costs and expenses associated with the preparation and issuance of the Fund’s periodic reports and related statements (e.g., financial statements and tax returns) and other internal and third-party printing (including a flat service fee), publishing (including time spent performing such printing and publishing services) and reporting-related expenses (including other notices and communications) in respect of the Fund and its activities (including internal expenses, charges and/or related costs incurred, charged or specifically attributed or allocated by the Fund or the Manager or its affiliates in connection with such provision of services thereby);

q.	all fees, costs and expenses of any reports, proxy statements or other notices to shareholders (including printing and mailing costs) and the costs of any shareholder or trustee meetings;

r.	all proxy voting fees, costs and expenses;

s.	all fees, costs and expenses associated with an exchange listing (to the extent applicable);

t.	any and all taxes and/or tax-related interest, fees or other governmental charges (including any penalties incurred where the Manager lacks sufficient information from third parties to file a timely and complete tax return) levied against the Fund and all fees, costs and expenses incurred in connection with any tax audit, investigation, litigation, settlement or review of the Fund and the amount of any judgments, fines, remediation or settlements paid in connection therewith;

u.	all fees, costs and expenses of any litigation, arbitration or audit involving the Fund, any vehicle or its portfolio companies and the amount of any judgments, assessments, fines, remediations or settlements paid in connection therewith, trustees and officers, liability or other insurance (including costs of title insurance) and indemnification (including advancement of any fees, costs or expenses to persons entitled to indemnification) or extraordinary expense or liability relating to the affairs of the Fund;

v.	all fees, costs and expenses associated with the Fund’s information, obtaining and maintaining technology (including any and all fees, costs and expenses of any investment, books and records, portfolio compliance and reporting systems, including consultant, software licensing, data management and recovery services fees and any tools, programs, subscriptions);

w.	all fees, costs and expenses of specialty and custom software for monitoring risk, compliance and the overall portfolio;

x.	all fees, costs and expenses associated with individual or group shareholders;

y.	all insurance fees, costs and expenses (including fidelity bond, trustees and officers errors and omissions liability insurance);

z.	all fees, costs and expenses of winding up and liquidating the Fund’s assets;

aa.	all fees, costs and expenses related to compliance-related matters (such as developing and implementing specific policies and procedures in order to comply with certain regulatory requirements) and regulatory filings; notices or disclosures related to the Fund’s activities (including, without limitation, expenses relating to the preparation and filing of filings required under the Securities Act, Treasury International Capital Form SLT filings, Internal Revenue Service filings under FATCA and FBAR reporting requirements applicable to the Fund or reports to be filed with the CFTC, reports, disclosures, filings and notifications prepared in connection with the laws and/or regulations of jurisdictions in which the Fund engages in activities), but excluding, for the avoidance of doubt, any expenses incurred for general administrative, compliance, and regulatory matters of the Manager and its affiliates that are not related to the Fund and its activities; all fees, costs and expenses (including travel) in connection with the diligence and oversight of the Fund’s service providers;

bb.	all fees, costs and expenses, including travel, meals, accommodations and other similar expenses, incurred by the Manager or its affiliates for meetings with existing investors and any intermediaries, registered investment advisors, financial and other advisors representing such existing investors in connection with the provision of shareholder services or as otherwise permissible under the Fund’s Distribution and Shareholder Services Plan; and

cc.	all other fees, costs and expenses incurred by the Manager in connection with administering the Fund’s business.

In addition to the compensation paid to the Manager pursuant to this Agreement, each Fund shall reimburse the Manager for all expenses of the Fund incurred by the Manager as well as the actual cost of goods and services used for or by the Fund and obtained from entities not affiliated with the Manager. The Manager or its affiliates may be reimbursed for additional administrative services performed by it or such affiliates on behalf of the Fund pursuant to any separate administration or co-administration agreement. Notwithstanding the foregoing, however, no reimbursement shall be permitted for services for which the Manager is entitled to compensation by way of a separate fee.

3.     Fees. As compensation for the services performed and the facilities and personnel provided by the Manager pursuant to this Agreement, each Fund will pay the Manager monthly in arrears a fee, equal to the amount specified in Appendix A on an annualized basis of the Fund’s net asset value. Such fee shall be calculated and accrued daily, and the daily rate shall be computed based on the actual number of days per year. For the purposes hereof, the net assets of the Fund shall mean the total value of all assets of the Fund, less an amount equal to all accrued debts, liabilities and obligations of the Fund. The management fee shall be payable for the period commencing on the date on which operations of the Fund begin and ending on the date of termination hereof and shall be prorated for any fraction of a month at the beginning or the termination of such period.

4.     Brokerage. Subject to the approval of the Board, so long as the provisions of Section 28(e) of the Securities Exchange Act of 1934 are met where applicable and the Manager seeks best execution, the Manager, consistent with its fiduciary duty, may cause a broker or dealer to be paid commissions in excess of those another broker or dealer would charge if the Manager determines in good faith that the commissions are reasonable in relation to the value of the brokerage, execution and research services provided, viewed in terms of either that particular transaction or the Manager’s overall responsibilities with respect to all of its client accounts.  The Manager may aggregate sales and purchase orders for each Fund with similar orders being made simultaneously for other accounts managed by Manager.  The Manager may effect transactions on any market, exchange or over-the-counter, with such counterparties as it selects and for any transaction as it sees fit (including foreign exchange transactions).

5.     Manager’s Use of the Services of Others. The Manager may (at its cost except as contemplated by Paragraph 4 of this Agreement) employ, retain or otherwise avail itself of the services or facilities of other persons or organizations for the purpose of providing the Manager or a Fund with such statistical and other factual information, such advice regarding economic factors and trends, such advice as to occasional transactions in specific securities or such other information, advice or assistance as the Manager may deem necessary, appropriate or convenient for the discharge of its obligations hereunder or otherwise helpful to the Fund or in the discharge of Manager’s overall responsibilities with respect to the other accounts which it serves as investment manager. The Manager may fully or partially delegate its duties as defined in this Agreement to a registered investment adviser (a “Subadviser”) provided the agreement between the Manager and Subadviser is approved by the Board, and such delegation is consistent with the Act and any interpretations thereunder. The Subadviser may fully or partially delegate its duties as defined in any subadvisory agreements to another registered investment adviser (the “Delegate”), if such delegation is approved by the Board, and such delegation is consistent with the Act and any interpretations thereunder. In connection with the delegation, the Delegate or Subadviser may be compensated from the advisory fees paid to the Manager under this Agreement. Although the fees and services under this Agreement may be transferred between the Manager, Subadviser and the Delegate, the fees and services will be limited to those specifically described in this Agreement and any investment sub-advisory agreements on behalf of the Fund.

6.    Ownership of Records. All records required to be maintained and preserved by each Fund pursuant to the provisions of rules or regulations of the SEC under Section 31(a) of the Act and maintained and preserved by the Manager on behalf of that Fund are the property of the Fund, and will be surrendered by the Manager promptly on request by the Fund.

7.     Reports to Manager. Each Fund shall furnish or otherwise make available to the Manager such prospectuses, financial statements, proxy statements, reports, and other information relating to the business and affairs of the Fund as the Manager may, at any time or from time to time, reasonably require in order to discharge its obligations under this Agreement.

8.     Services to Other Clients. Nothing herein contained shall limit the freedom of the Manager or any affiliated person of the Manager to render investment supervisory and corporate administrative services to other investment companies, to act as investment manager or investment counselor to other persons, firms or corporations, or to engage in other business activities; but so long as this Agreement or any extension, renewal or amendment hereof shall remain in effect or until the Manager shall otherwise consent, the Manager shall be the only investment manager to the Fund.

9.     Limitation of Liability of Manager. Neither the Manager nor any of its officers, directors, trustees, or employees, nor any person performing executive, administrative, trading, or other functions for the Fund (at the direction or request of the Manager) or the Manager in connection with the Manager’s discharge of its obligations undertaken or reasonably assumed with respect to this Agreement, shall be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except for loss resulting from willful misfeasance, bad faith, or gross negligence in the performance of its or his duties on behalf of the Fund or from reckless disregard by the Manager or any such person of the duties of the Manager under this Agreement.

10.   Use of Manager’s Name. The Fund may use the name specified in Appendix A or any other name derived from the name of “T. Rowe Price” only for so long as this Agreement or any extension, renewal, or amendment hereof remains in effect, including any similar agreement with any organization which shall have succeeded to the business of the Manager as investment manager. At such time as this Agreement or any extension, renewal, or amendment hereof, or such other similar agreement shall no longer be in effect, the Fund will (by corporate action, if necessary) cease to use any name derived from the name “T. Rowe Price,” any name similar thereto or any other name indicating that it is advised by or otherwise connected with the Manager, or with any organization which shall have succeeded to the Manager’s business as investment manager.

11.   Term of Agreement. The term of this Agreement shall begin on the effective date noted in Exhibit A, and unless sooner terminated, this Agreement shall remain in effect with respect to each Fund through two years from such effective date. Thereafter, this Agreement shall continue in effect from year to year, with respect to each Fund, subject to the termination provisions and all other terms and conditions hereof, so long as: (a) such continuation shall be specifically approved at least annually by the Board or by vote of a majority of the outstanding voting securities of each Fund and, concurrently with such approval by the Board or prior to such approval by the holders of the outstanding voting securities of each Fund, as the case may be, by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the trustees of the Fund who are not parties to this Agreement or interested persons of any such party; and (b) the Manager shall not have notified the Fund, in writing, at least 60 days prior to renewal of any year thereafter, that it does not desire such continuation. The Manager shall furnish to each Fund, promptly upon its request, such information as may reasonably be necessary to evaluate the terms of this Agreement or any extension, renewal, or amendment hereof.

12.   Amendment. This Agreement may not be amended with respect to any Fund except pursuant to a written instrument executed by that Fund and the Manager. Approval of any such amendment shall be by resolution of a majority of the trustees who are not parties to this Agreement or interested persons of any such party, and, if required by the Act, by the affirmative vote of a majority of the outstanding voting securities of the applicable Fund.

13.  Assignment; Termination of Agreement. This Agreement shall automatically and immediately terminate in the event of its assignment. With respect to each Fund, this Agreement may be terminated by either that Fund or the Manager, without the payment of any penalty, upon 60 days’ prior notice in writing to the other applicable party; provided, that in the case of termination by the Fund, such action shall have been authorized by resolution of a majority of the trustees of the Fund who are not parties to this Agreement or interested persons of any such party, or by vote of a majority of the outstanding voting securities of the Fund.

14.  Governing Law. This Agreement will be governed by, construed under and interpreted and enforced in accordance with the laws of the state of Delaware, without regard to principles of conflicts of laws.

15.  Miscellaneous.

A.    Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

B.    Interpretation. Nothing herein contained shall be deemed to require any Fund to take any action contrary to its Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of its responsibility for and control of the conduct of the affairs of the Fund.

C.    Definitions. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Act shall be resolved by reference to such term or provision of the Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the Act or of guidance published by the SEC or its staff. As used in this agreement, the terms “majority of the outstanding voting securities,” “affiliated person,” “interested person,” “assignment,” “broker,” “investment adviser,” “net assets,” “sale,” “sell,” and “security” shall have the meaning as such terms have in the Act, subject to such exemption as may be granted by the SEC by any rule, regulation, or order. Where the effect of a requirement of the federal securities laws reflected in any provision of this Agreement is made less restrictive by a rule, regulation, or order of the SEC, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized signatories as of the day and year first above written.

Attest:	Each Fund listed on Appendix A

/s/ Fran Pollack-Matz	By:	/s/ David Oestreicher
Fran Pollack-Matz, Secretary		David Oestreicher, President

Attest:	T. ROWE PRICE ASSOCIATES, INC.

/s/ Cheryl Emory	By:	Fran Pollack-Matz
Cheryl Emory, Assistant Secretary		Fran Pollack-Matz, Vice President

APPENDIX A

Fund Name	Annual Management Fee (as a percentage of average daily net assets)	Effective Date
T. ROWE PRICE GOLDMAN SACHS PRIVATE MARKETS FUND (TPRIV)	0.50%	February 5, 2026
T. ROWE PRICE GOLDMAN SACHS ALL EQUITY ACCESS FUND (TEQT)	0.64%	August 3, 2026